Irish Takeover Panel
                                                                     Miceal Ryan
                                                                Director General
                                                            8 Upper Mount Street
                                                                        Dublin 2
                                                           Tel: (353-1) 678 9020
                                                            Fax: (353-1)678 9289

17 January, 2003


Mr. Ken Casey
William Fry
Fitzwilton House
Wilton Place
Dublin 2



Dear Ken

Re:  Riverdeep   Group   plc   ("Riverdeep")/Non    solicitation   and   expense
     reimbursement agreement ("the agreement")

I refer to your submission dated 15 January, 2003 seeking Panel consent for the Independent board of Riverdeep to enter into the agreement.

Following my discussions with you and Hugh McCutcheon the following amendments to the agreement were agreed:

(i) the definition of "Independent Directors" on page 1 should conform with the same definition in the Rule 2.5 announcement and the offer document; and

(ii) appropriate wording to be inserted into paragraph 2.2 so that the obligation on the independent board in sub-paragraph 2.2(ii) will be subject to their obligations under the Takeover Rules.

The offeror should be informed that an appropriate "no increase statement" should be included in the Rule 2.5 announcement and the offer document reflecting the intent of paragraphs 4 and 5 and such statement should, to the extent applicable, comply with Rule 32.2.

Panel consent is granted under Rule 21.2 to the independent board of Riverdeep to enter into the agreement, as submitted and as amended for the points outlined above, subject to the following conditions:

- any payments under the agreement shall be subject to the maximum limit of 1% of the value of the offer;

- satisfactory evidence being provided to the Panel, in the event that payment is triggered under the agreement, that the fees to be paid relate to specific third party costs;

- full details of the agreement to be disclosed in the Rule 2.5 announcement and in the offer document including, inter alia,



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     disclosure  of  the  confirmations   from  the  Rule  3  advisers  and  the
     independent board of Riverdeep that the agreement is in the best interests of Riverdeep shareholders; and

- all relevant documentation relating to the agreement should be put on display in accordance with Rule 26.

Yours sincerely


/s/ Miceal Ryan

Miceal Ryan